Exhibit 16.1

Ernst & Young LLP 8484 Westpark Drive McLean, VA 22102 Tel: (703) 747-1000 www.ey.com
May 7, 2010
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Ladies and Gentlemen:
We have read the draft Form S-11 dated May 7, 2010 expected to be filed with the Securities and Exchange Commission on or about May 10, 2010, of CoreSite Realty Corporation and its subsidiaries and are in agreement with the statements contained in the second and fourth paragraphs under the heading “Change in Independent Registered Accounting Firm” therein. We have no basis to agree or disagree with other statements of the registrant contained therein.